Exhibit 4.6

Equity Pledge Agreement

This Equity Pledge Agreement (hereinafter referred to as “this Agreement”) is made and entered into by and among the following parties in Shanghai, China on [Execution Date]:

Party A:	[Name of WFOE], a wholly foreign-owned enterprise duly incorporated and validly existing under the law of the People’s Republic of China, with its address at (hereinafter referred to as “the Pledgee”).

Party B:	[Name of VIE Shareholder], a citizen of the PRC with Chinese identification No.: (hereinafter referred to as “the Pledgor”).

Party C:	[Name of VIE], a limited liability enterprise duly incorporated and validly existing under the law of the People’s Republic of China, with its address at .

In this Agreement, the Pledgee, the Pledgor and Party C shall hereinafter be individually referred to as a “Party” and collectively as the “Parties”. Whereas:

1.

Party C is a limited liability company registered in Shanghai, China, with a registered capital of [Registered Capital of VIE]. The Pledgor is a shareholder of Party C on the execution date hereof and hold equity shares in Party C, of which [Name of VIE Shareholder] holds [Percentage of Shareholder’s Equity Interests in the VIE]%.

2.

The Pledgee is a wholly foreign-owned enterprise registered in Shanghai, China. The Pledgee and Party C executed an Exclusive Business Cooperation Agreement (hereinafter referred to as the “Business Cooperation Agreement”), whereby the Pledgee shall provide Party C with exclusive technical services, technical advice and other services; and

3.

The related parties hereto executed an Exclusive Option Agreement (hereinafter referred to as the “Exclusive Option Agreement”) on the execution date hereof. When the PRC Laws permit and the corresponding conditions are met, if the Pledgee makes a purchase request: (a) the Pledgor shall, at its request, transfer all or part of its equity in Party C to the Pledgee and/or to any other entity or individual it designates; (b) Party C shall, at its request, transfer all or part of its assets to the Pledgee and/or to any other entity or individual it designates;

4.

The Pledgor has executed a Power of Attorney (hereinafter referred to as the “Power of Attorney”) on the execution date hereof, and the Pledgor irrevocably entrusts the Pledgee and/or the person designated by it at that time to exercise on behalf of the Pledgor all the voting rights of the shareholder held by it in Party C; and

5.

Party A, Party B and Party C intend to execute this Agreement [/an Equity Pledge Agreement dated December 23, 2020]* on the equity pledge provided by Party B to Party A, as the security for the performance of the Contractual Obligations (as defined below) and the settlement of the Secured Indebtedness (as defined below) by the Pledgor, and the Pledgor shall pledge to the Pledgee all the shares in Party C held by the Pledgee.

[6.

As Party C undergoes capital increase after the execution of the aforesaid Equity Pledge Agreement, this Agreement is hereby executed to amend and restate such Equity Pledge Agreement, agreeing that the Pledgor pledge all of its equity interests in Party C to the Pledgee.]*

1.	Definitions

Unless otherwise defined by the Agreement, the following words herein shall have the meanings as follows:

1.1

“Pledge” shall mean the Security Interest granted by the Pledgor to the Pledgee under Article 2 hereof, i.e. the right the Pledgee is entitled to and to be repaid firstly with the discount, conversion, auction or sale price of the equity pledged by the Pledgor to the Pledgee.

1.2

“Equity” shall mean all the equity in Party C that is held and may be disposed of by the Pledgor at the time of entry into force of this Agreement and is pledged to the Pledgee in accordance with this Agreement as security for the performance of its Contractual Obligations and Secured Indebtedness with Party C (including all the equity interests owned by the Pledgor at present and constituting all the registered capital of Party C and all the equity interests held by the Pledgor in any form from time to time for any reason in the future) and any additional equity in accordance with Article 6.5 hereof.

1.3	“Pledge Term” shall mean the term as defined in Article 3 hereof.

1.4	“Default Event” shall mean any circumstance as set forth in Article 7 hereof.

1.5	“Default Notice” shall mean the notice delivered by the Pledgee according to this Agreement to declare Default Event.

1.6

“Contractual Obligations” shall mean all the Contractual Obligations of the Pledgor under the Exclusive Option Agreement and all the obligations under the Power of Attorney; all the Contractual Obligations of Party C under the Business Cooperation Agreement and the Exclusive Option Agreement; and all the Contractual Obligations of the Pledgor and Party C hereunder.

1.7

“Original Transaction Agreements” shall mean the Exclusive Option Agreement, the Exclusive Technology Consulting and Services Agreement and the Power of Attorney signed by the Pledgee, the Pledgor and/or Party C on [Execution Date of the Original Transaction Agreements].

1.8	“Original Pledge Agreement” shall mean the Equity Pledge Contract signed by the Pledgee and the Pledgor on [Execution Date of the Original Pledge Agreement].

1.9

“Transaction Agreements” shall mean the Business Cooperation Agreement, Exclusive Option Agreement and the Power of Attorney, and shall be the revision and restatement of the Original Transaction Agreements.

1.10

“Secured Indebtedness” shall mean (a) all the payments due to the Pledgee by Party C and/or the Pledgor (including but not limited to, consultancy and service fees payable to the Pledgee under the Transaction Agreements and any payment (whether on the specified maturity date, through prepayment or otherwise) and its interest, liquidated damages (if any), indemnity and attorney’s fee, arbitration fee, equity assessment and auction fee and other fees to realize the Pledge); (b) all direct, indirect, derivative and foreseeable losses suffered by the Pledgee as a result of any breach of contract by the Pledgor or Party C, the amount of which shall be based on, but not limited to, the reasonable business plan and profit forecast of the Pledgee; and (c) all costs incurred by the Pledgee in enforcing the Pledgor and/or Party C to perform their/its Contractual Obligations.

Note:

*	The content in bracket is only in the equity pledge agreements among Hode Shanghai Limited and the shareholder of Shanghai Kuanyu Digital Technology Co., Ltd.

1.11

“PRC Laws” shall mean the laws, regulations, rules, notices or other legally binding documents issued by any central or local legislative, administrative or judicial authority of Mainland China prior to or after the execution of this Agreement.

1.12

“Security Interest” shall include mortgage, pledge, lien and any security over third party right or interest, any equity interest call option, acquisition right, right of first refusal, set-off right, ownership retention or other security arrangements.

2.	Pledge

2.1

As a guarantee for the timely and complete payment of the Secured Indebtedness and the performance of the Contractual Obligations, the Pledgor hereby pledge the equity to the Pledgee who shall be repaid in the first order as agreed in this Agreement. Party C agrees that the Pledgor will pledge the equity to the Pledgee in accordance with this Agreement.

2.2

The Parties understand and agree that the valuation of the currency resulting from or associated with the Secured Indebtedness until the date of final accounts (as defined in Article 2.4) is a variable and floating valuation. The Pledgor and the Pledgee may, by agreement of the Parties to amend and supplement this Agreement, adjust and confirm from time to time the maximum amount of the Secured Indebtedness to be secured before the Date of Final Accounts due to the change in the valuation of the Secured Indebtedness and the equity currency.

2.3

In any of the following events (hereinafter referred to as “Event of Final Accounts”), the value of the Secured Indebtedness shall be determined on the basis of the total amount of the Secured Indebtedness due and unpaid by Party C and/or the Pledgor to the Pledgee on the Date of the Event of Final Accounts (hereinafter referred to as the “Determined Indebtedness”):

(a)

Where the Business Cooperation Agreement, the Exclusive Option Agreement or the Power of Attorney is terminated in accordance with the relevant provisions thereunder, resulting in the Pledgee serving to the Pledgor a written notice determining the Secured Indebtedness;

(b)	Where a Default Event under Article 7 hereof has occurred and has not been resolved, resulting in the Pledgee serving a Default Notice to the Pledgor in accordance with Article 7.3;

(c)	Where the Pledgee, through an appropriate investigation, reasonably believes that the Pledgor and/or Party C are/is insolvent or may be insolvent; or

(d)	Any other event requiring the determination of the Secured Indebtedness in accordance with the provisions of the PRC Laws.

2.4

For the avoidance of doubt, the date of occurrence of the Event of Final Accounts shall be the date of final accounts (hereinafter referred to as the “Date of Final Accounts”). The Pledgee shall have the right to realize the pledge in accordance with Article 8 on or after the Date of Final Accounts.

2.5

During the Pledge Term, the Pledgee shall have the right to deposit any bonus, dividend or any other distributable benefit arising from the equity (hereinafter referred to as “Interest”) and to use it for the priority repayment of the Secured Indebtedness. The Pledgor shall, upon receipt of the written request of the Pledgee, deposit (or induce Party C to deposit) the Interest into the account designated in writing by the Pledgee, subject to the supervision of the Pledgee; the above Interest deposited in the account designated by the Pledgee in writing shall not be withdrawn by the Pledgor without the written consent of the Pledgee.

2.6

During the term of this Agreement, the Pledgee shall not be liable for any reduction in the value of the equity unless due to the intentional or gross negligence of the Pledgee, and the Pledgor shall not have the right to pursue or make any claim against the Pledgee in any form.

2.7

The equity pledge established hereunder is a continuous guarantee and its validity shall extend until any one of the circumstances as listed in Article 3.1 hereof happens. Any waiver or concession of any breach of contract by the Pledgor or any delay in the exercise by the Pledgee of any of its rights under the Transaction Agreements and this Agreement shall not affect the rights of the Pledgee under this Agreement, the Transaction Agreements and the relevant RPC Laws at any time thereafter to require the Pledgor and Party C to strictly perform their obligations under the Transaction Agreements and this Agreement or to exercise the rights of the Pledgee as a result of the subsequent breach of the Transactions Agreements and/or this Agreement by the Pledgor and Party C.

3.	Pledge Term

3.1

The Pledge shall take effect from the date of registration of the pledged equity under this Agreement at the competent administration for market regulation (hereinafter referred to as the “Registry”) in the place where Party C is located, the term of the pledge (hereinafter referred to as the “Pledge Term”) shall be from the above effective date until: (a) the last Secured Indebtedness and Contractual Obligation secured by the pledge is fully repaid and fulfilled; (b) the Pledgee decides, subject to the PRC Laws, to purchase all the equity of Party C held by the Pledgor in accordance with the Exclusive Option Agreement, and all the equity of Party C has been transferred to the name of the Pledgee and/or its designated party, the Pledgee and/or its designated party and its subsidiaries and branches may legally engage in the business of Party C with above equity according to law; or (c) the Pledgee decides, subject to the PRC Laws, to purchase all the assets of Party C in accordance with the Exclusive Option Agreement, and all the assets of Party C have been transferred to the name of the Pledgee and/or its designated party, the Pledgee and/or its designated party and its subsidiaries and branches may legally engage in the business of Party C with above assets according to law; or (d) the Pledgee unilaterally requests the termination of this Contract (the right of the Pledgee to terminate this Agreement is the right without any restrictive conditions, and the right only belongs to the Pledgee, and the Pledgor or Party C does not have the right to terminate this Agreement unilaterally); or (e) the pledge shall be terminated in accordance with the applicable laws and regulations of China.

3.2

During the Pledge Term, if the Pledgor and/or Party C fail to perform their Contractual Obligations or repay the Secured Indebtedness (including but not limited to the failure to pay the service fee in accordance with the Business Cooperation Agreement or failure to fulfill any other provision of any transaction agreement), the Pledgee shall have the right other than the obligation to dispose of the Pledge in accordance with this Agreement.

4.	Registration of Pledge and Custody of Equity Records

4.1

[The Parties acknowledge that this Agreement and the Transaction Agreement are re-signed for the revision of the Original Pledge Agreement and the Original Transaction Agreements. Prior to the execution of this Agreement, the Parties have completed the registration of the equity pledge at the Registry for the Original Pledge Agreement. The Parties agree that, as this Agreement and the Original Pledge Agreement are consistent such registered matters as the company of the pledged equity, the amount of the pledged equity, the Pledgee, the part of the equity having already completed the pledge registration may not have a second equity pledge registration. In order to avoid ambiguity, for the purpose hereof, if any provision of the Original Pledge Agreement conflicts with any provision of this Agreement, the provision of this Agreement shall prevail[, and the provision of the Original Pledge Agreement that does not conflict with this Agreement shall continue to be valid]**. In respect of the pledged equity due to change in Party C’s equity after the execution of the Original Pledge Agreement, for purpose of the registration of the equity pledge at the competent administration for industry and commerce, the Parties may sign a separate equity pledge registration agreement (hereinafter referred to as the “Equity Pledge Registration Agreement”). In order to avoid ambiguity, in the event of any conflict between the Equity Pledge Registration Agreement and this Agreement, this Agreement shall prevail.]*

4.2

Within the Pledge Term as set forth herein, Party C/the Pledgor shall deliver the original of the certificate of equity contribution, the register of shareholders bearing the Pledge (in the form as set forth in Annex I) (and other documents reasonably required by the Pledgee, including but not limited to the registration notice of equity pledge establishment issued by the competent administration for market regulation) to the Pledgee for custody. The Pledgee shall keep such documents throughout the Pledge Term as provided herein.

5.	Representations and Warranties of the Pledgor and Party C

The representations and warranties of the Pledgor to the Pledgee are as follows:

5.1

The Pledgor is a natural person with full capacity for civil conduct and capacity for civil rights, and has the right to execute, deliver and perform this Agreement, and can act as an independent subject of litigation.

5.2

The Pledgor is the legal and beneficial owner of the Equity of Party C, and the Pledgor has the full right and capability to pledge the Equity to the Pledgee in accordance with the provisions of this Agreement, and the Pledgor has the right to dispose of the Equity and any part thereof. Except subject to this Agreement and the Transaction Agreements between the Pledgor and the Pledgee, it has legal and complete ownership of the Equity.

5.3	The Pledgee shall have the right to dispose of and transfer the Equity as specified in this Agreement.

5.4

Except for the Pledge hereunder, the Pledgor does not create any Security Interests or other encumbrance on the Equity, there is no dispute over the ownership of the Equity, there are no subscribed contributions, taxes, fees payable but unpaid in connection with the Equity, the Equity is not subject to any seizure or other legal proceedings or a similar threat and may be used for pledge and transfer under the applicable law.

Notes:

*

The content in bracket is only in the equity pledge agreements among Hode Shanghai Limited and each shareholder of Shanghai Hode Information Technology Co., Ltd, and in the equity pledge agreements among Chaodian (Shanghai) Technology Co., Ltd. and each individual shareholder of Shanghai Chaodian Culture Communication Co., Ltd., except for the sentence in bracket and marked with ** which is only in the equity pledge agreements among Hode Shanghai Limited and each shareholder of Shanghai Hode Information Technology Co., Ltd.

**	The content in bracket is only in the equity pledge agreements among Hode Shanghai Limited and each shareholder of Shanghai Hode Information Technology Co., Ltd.

5.5

The execution of this Agreement by the Pledgor and the exercise of its rights hereunder or the performance of its obligations hereunder shall not violate or contravene the PRC Laws, any judicial decisions, rulings of any arbitration agency, decisions of any administrative agency, any agreement or contract to which the Pledgor is a party or which is binding on its assets, or any undertaking made by the Pledgor to any third party.

5.6

All documents, information, statements and documents provided by the Pledgor to the Pledgee, whether provided before or after the entry into force hereof and during the Pledge Term, are true, accurate, complete and valid.

5.7

This Agreement constitutes a legal, valid and binding obligation to the Pledgor after this Agreement is duly executed by the Pledgor and has entered into force in accordance with the terms of this Agreement.

5.8

The Pledgor has the full right and authority to execute and deliver this Agreement and all other documents relating to the transactions contemplated herein which it will execute, and to complete the transactions contemplated herein.

5.9

Except for the registration of the creation of an equity pledge required to be made with the Registry, the consent, permission, waiver, authorization of any third party or the approval, permission, exemption of any governmental registry or filing formalities with any governmental agency (if required by law) as required for the execution and performance of this Agreement and the entry into force of the equity pledge hereunder have been obtained and shall remain in force and effect for the term hereof.

5.10	The Pledge under this Agreement constitutes a first ranking Security Interest on the Equity.

5.11

There are no pending or, to the knowledge of the Pledgor, threatened actions, legal proceedings or claims before any court or arbitral tribunal, and before any governmental authority or administrative authority against the Pledgor or its assets or Equity, which will have a material or adverse effect on the economic conditions of the Pledgor or the Pledgor’s ability to perform its obligations and security liability under this Agreement.

5.12	Except as otherwise provided herein, there shall be no interference from any other party at any time upon the exercise by the Pledgee of the Pledge under this Agreement.

The representations and warranties of Party C to the Pledgee are as follows:

5.13

Party C is a limited liability company incorporated and legally existing under the laws of China. It has the status of an independent legal person, can act independently as the subject of litigation of one party, has full and independent legal status and legal capacity, and has been duly authorized to sign, deliver and perform this Agreement.

5.14	This Agreement constitutes a legal, valid and binding obligation to Party C after this Agreement is duly executed by Party C and has entered into force in accordance with the terms of this Agreement.

5.15

Party C has the full right and authority to execute and deliver this Agreement and all other documents relating to the transactions contemplated herein which it will execute, and to complete the transactions contemplated herein.

5.16

For assets owned by Party C, there is no significant Security Interest or other property right burden that may affect the rights and interests of the Pledgee in the equity (including but not limited to, any transfer of intellectual property or any assets worth more than RMB1 million of Party C, or any property right or right of use attached to such assets).

5.17

There are no pending or, to the knowledge of Party C, threatened actions, arbitration, administrative proceedings, administrative penalties or other legal proceedings before any court or arbitral tribunal, and before any governmental authority or administrative authority against the Equity, Party C or its assets, which will have a material or adverse effect on the economic conditions of Party C or the ability of the Pledgor or Party C to perform its obligations and security liability under this Agreement.

5.18

The execution of this Agreement by Party C and the exercise of its rights hereunder or the performance of its obligations hereunder shall not violate or contravene the PRC Laws, any judicial decisions, rulings of any arbitration agency, decisions of any administrative agency, any agreement or contract to which Party C is a party or which is binding on its assets, or any undertaking made by Party C to any third party.

5.19

All the documents, information, statements and certificates provided by Party C for the Pledgee, whether provided before or after the entry into force hereof and during the Pledge Term, are true, accurate, complete and valid.

5.20

Except for the registration of the creation of an equity pledge required to be made with the Registry, the consent, permission, waiver, authorization of any third party or the approval, permission, exemption of any governmental registry or filing formalities with any governmental agency (if required by law) as required for the execution and performance of this Agreement and the entry into force of the equity pledge hereunder have been obtained and shall remain in force and effect for the term hereof.

5.21	The Pledge under this Agreement constitutes a first ranking Security Interest on the Equity.

5.22

Party C hereby warrants to the Pledgee that the above representations and warranties are true and correct at any time before the full performance of the Contractual Obligations or the full settlement of the Secured Indebtedness and will be fully complied with.

6.	The Undertakings and Further Agreement of the Pledgor and Party C

The Undertakings and Further Agreement of the Pledgor are as follows:

6.1	During the term of this Agreement, the Pledgor hereby undertakes to the Pledgee that:

6.1.1

Except for the performance of the Exclusive Option Agreement, without the prior written consent of the Pledgee, the Pledgor will not carry out or consent to the transfer of all or any part of the Equity, create or permit the existence of any Security Interest or other encumbrance that may affect the rights and interests of the Pledgee in the Equity. In terms of the equity transfer as approved by the Pledgee, the Pledgor shall first use the proceeds from the transfer of the Equity to pay off the Secured Indebtedness to the Pledgee in advance;

6.1.2

The Pledgor will comply with and implement all the PRC Laws applicable to the pledge of the Equity and shall, within five (5) days after receiving any notice, order or recommendation on the Pledge issued or made by the competent authority concerned (or any other relevant authority), present such notice, order or recommendation to the Pledgee and will comply with such notice, order or recommendation or make objections and statements on the above matter at the reasonable request of the Pledgee or with the consent of the Pledgee.

6.1.3

The Pledgor will notify immediately the Pledgee of any event that may affect the rights of the Pledgee or any part thereof or the interests of the Pledgee under the Transaction Agreement and this Agreement (including but not limited to, any legal action, arbitration, other request, any third party’s ownership dispute over the equity, or any other adverse effect on the Pledgee’s rights by or from any third party, any civil or criminal proceedings, administrative proceedings, arbitration or any other legal proceedings against the Pledgor or the equity, or any threat of any such action, arbitration or any other legal proceedings to the knowledge of the Pledgor) or any notice received by the Pledgor, any event that may affect any warranty or any other obligation arising from the Pledgor in this Agreement or any notice received by the Pledgor, and take all necessary measures to ensure the pledge interest of the Equity of the Pledgee in accordance with the reasonable requirements of the Pledgee.

6.2

In order to protect or improve the Security Interests granted in this Agreement in the settlement of the Secured Indebtedness and in the performance of the Contractual Obligations, and to ensure the Pledgee’s interest in the Equity and the exercise and realization of such rights, the Pledgor hereby undertakes to execute in good faith and to cause other parties holding interests in the Equity to execute all documents (including but not limited to, supplementary agreements hereto), certificates, agreements, deeds and/or undertakings required by the Pledgee.

6.3

The Pledgor hereby undertakes to the Pledgee that all warranties, undertakings, agreements, statements and conditions hereunder will be complied with and fulfilled. If the Pledgor fails to fulfil all or part of its undertakings, commitments, agreements, statements and conditions, the Pledgor shall indemnify the Pledgee for all losses suffered as a result.

6.4

If the equity relates to any property preservation, enforcement or any coercive measure imposed by the court or any other governmental agency for any reason, or if the value of the equity is reduced or lost in any way sufficient to endanger the rights of the Pledgee, the Pledgor shall immediately notify the Pledgee in writing of such circumstances and take effective measures to safeguard the rights and interests of the Pledgee, including but not limited to the provision of additional property for mortgage or security. If the Pledgee fails to do so, the Pledgee may auction or sell the equity at any time, and use the price of the auction or sale to pay off the Secured Indebtedness or deposit in advance; any expenses arising therefrom shall be borne by the Pledgor.

6.5

Without the prior written consent of the Pledgee, Party C shall not increase or decrease the registered capital, and the Pledgor shall not transfer the equity of Party C or impose any Security Interest, or any other encumbrance on it. Subject to this provision, the equity rights of Party C acquired by the Pledgor after the date of execution of this Agreement (that is, the future equity of Party C (including but not limited to the equity corresponding to the expanded registered capital formed by the capital increase) held by the Pledgor from time to time during the term of this Agreement, hereinafter referred to as the “Additional Equity”) shall also belong to the equity pledged by the Pledgor to the Pledgee in accordance with this Agreement. The Pledgor and Party C shall sign a supplementary Equity Pledge Agreement with the Pledgee on the Additional Equity before or at the same time as the Pledgor acquires the Additional Equity, and prompt the board of directors or executive director of Party C (as the case may be) and the shareholders’ meeting or shareholder of Party C (as the case may be) to approve the supplementary Equity Pledge Agreement, and shall submit to the Pledgor all documents required for the supplementary Equity Pledge Agreement, including but not limited to: (a) the original shareholder contribution certificate issued by Party C on the Additional Equity; (b) the register of shareholders recording the Additional Equity and pledge rights; and (c) other documents reasonably required by the Pledgee. The Pledgor and Party C shall, in accordance with the provisions of this Agreement, register the establishment (or change) of Additional Equity and deliver the relevant documents to the Pledgee for custody.

6.6

Unless the Pledgee has previously issued a written instruction to the contrary, the Pledgor and/or Party C agree that, if part or all of the equity is transferred between the Pledgor and any third party (hereinafter referred to as the “Equity Transferee”), the Pledgor and/ or Party C shall ensure that the Equity Transferee will unconditionally recognize the pledge and perform the necessary registration procedures for the change of pledge (including but not limited to, execution of the relevant documents) to ensure the existence of the Pledge. If the equity transfer referred to in this Article is a transfer in violation of this Agreement, the performance of the provisions of this Article by the Pledgor and/or Party C shall not be deemed to have waived the prosecution of the Pledgor and/or Party C for breach of contract. The Pledgee hereby expressly reserves the right to investigate the breach of contract by the Pledgor and/or Party C.

6.7	If any transfer of equity arises as a result of the exercise of the Pledge hereunder, the Pledgor undertakes it will take all measures to achieve such transfer.

6.8

Unless the Pledgee agrees, the Pledgor shall not dispose of the equity by any means, such as transfer, sale, pledge or mortgage, and/or give up the Interest arising from the holding of the equity, until the performance of the Contractual Obligations has been completed and the Secured Indebtedness has been fully paid off or this Agreement is cancelled.

6.9

The Pledgor shall not execute any documents or make any relevant undertakings which are in conflict with any agreement or any other legal document that is executed and being performed by Party C and/or the Pledgee and/or its Affiliate; the Pledgor shall not cause any conflict of interest between the Pledgor and the Pledgee as well as its shareholders through any act or omission. In case of any such conflict of interest (the Pledgee shall have the right to decide unilaterally whether such conflict of interest arises), the Pledgor shall take measures in a timely manner to eliminate it as soon as possible with the consent of the Pledgee and/or its Affiliates. If the Pledgor refuses to take measures to eliminate the conflict of interest, the Pledgee shall be entitled to exercise its Call Options under the Exclusive Option Agreement;

6.10

If, in accordance with applicable law, any amendment, supplement or renewal in respect of this Agreement shall take effect upon signature or seal by the Parties, the Pledgor shall, within five (5) days from the date of completion of such amendment, supplement or renewal, register such changes with the competent Registry.

6.11

The Pledgor has made all appropriate arrangements and signed all necessary documents to ensure that in the event of divorce, incapacity, declared disappearance/death, death, bankruptcy or any other circumstance that may affect the exercise of its equity, its heir, agent, guardian or shareholder or transferee holding the equity of Party C at that time shall be deemed to be a Party hereto, inheriting and assuming all the rights and obligations of the Pledgor hereunder.

6.12

The Pledgor agrees to execute an irrevocable Power of Attorney granting all rights as the shareholder of Party C to Party A or the entity or individual designated of Party A, who may vote on all matters requiring the discussion of the shareholder’s meeting or decision of the shareholder (as the case may be), resolution by the shareholders’ meeting, and make and execute resolutions, minutes of meetings and other relevant documents, including but not limited to: appointing and electing directors, supervisors, and other senior management officers to be appointed and removed by shareholder or the shareholders’ meeting; disposing of the assets of the company; and amending the articles of association; taking over or managing Party C’s business, or dissolving or liquidating Party C and forming a liquidation group on behalf of the shareholders and exercising the functions and powers of the liquidation group in the liquidation period in accordance with the law.

The Undertakings and Further Agreement of Party C:

6.13

If the consent, permission, waiver, authorization of any third party or the approval, permission, exemption of any governmental agency or the registration or filing formalities with any governmental agency (if required by law) is required for the execution and performance of this Agreement and the entry into force of the equity pledge hereunder, Party C will try its best to assist in obtaining the same and make it remain in force for the term hereof. If the business term of Party C expires within the term hereof, Party C shall complete the registration procedures for the extension of the business term before the expiration of its business term to ensure the continuity of the effect of this Agreement.

6.14

Without the prior written consent of the Pledgee, Party C shall not transfer or sell its assets or set or allow the existence of significant Security Interest or any other encumbrance that may affect the rights and interests of the Pledgee in the equity (including but not limited to, any transfer of intellectual property or any assets worth more than RMB1 million of Party C, or any property right or right of use attached to such assets).

6.15

In the event of any legal action, arbitration or any other request that may adversely affect the interests of Party C’s equity or the interest of the Pledgee under the Transaction Agreements and this Agreement, Party C shall undertake to notify the Pledgee in writing as soon as possible and in a timely manner, and take all necessary measures to ensure the Pledgee’s rights and interests in the equity at the reasonable request of the Pledgee.

6.16	Party C shall not carry out or permit any act or action that may adversely affect the interests or equity of the Pledgee under the Transaction Agreement and this Agreement.

6.17

Within 60 business days after the end of each financial year (hereinafter referred to as the “Previous Financial Year”) or at the request of the Pledgee, Party C shall provide the Pledgee with the audited consolidated financial statements of Party C for the Previous Financial Year and other information on the operating results and financial position of Party C, including but not limited to the balance sheet, income statement, and cash flow statement.

6.18

Party C undertakes it will take all necessary measures and sign all necessary documents in accordance with the reasonable requirements of the Pledgee to ensure the exercise and realization of the Pledgee’s pledge of equity and such rights and interests.

6.19

In the event that Party C is dissolved or liquidated as required by the PRC Laws, this Agreement shall terminate, and Party C and the Pledgor shall, to the extent permitted by the PRC Laws, transfer all the assets, including the equity, to Party A free of charge or at the lowest price permitted by the PRC Laws, or the liquidator at that time disposes of all the assets, including the equity, on the basis of protecting the interests of shareholders and/or creditors of the direct or indirect overseas parent company of Party A.

6.20

Each Party separately warrants to the other Parties that once the PRC Laws permit and the Pledgee decides to purchase all the equity of Party C held by the Pledgor in accordance with the Exclusive Option Agreement and all the Secured Indebtedness and Contractual Obligations are fully paid and fulfilled, the Parties hereto shall immediately terminate this Agreement.

7.	Default Event

7.1	A Default Event shall be deemed to occur:

7.1.1

in case of the breach or non-performance by the Pledgor of any of its Contractual Obligations under the Exclusive Option Agreement, Power of Attorney and/or this Agreement, and the breach or non-performance by Party C of any of its Contractual Obligations under the Exclusive Option Agreement, Power of Attorney, Business Cooperation Agreement and/or this Agreement;

7.1.2

if any representation or warranty made by the Pledgor in Article 5 of this Agreement contains false statement or error, and/or the Pledgor breaches any warranty in Article 5 hereof and/or any undertaking in Article 6 hereof;

7.1.3	if the Pledgor and Party C fail to complete the registration/change of registration/Additional Equity pledge registration at the Registry as agreed in this Agreement;

7.1.4	if the Pledgor and Party C violate any provisions or terms of this Agreement;

7.1.5

if the Pledgor’s own loan, guarantee, compensation, undertaking or other liability to any third party (a) is required to be repaid or fulfilled in advance due to the Pledgor’s default; or (b) is due but can not be repaid or fulfilled as scheduled;

7.1.6

if any approval, license, consent, permission or authorization of a governmental agency that makes this Agreement enforceable, legal and effective is withdrawn, suspended, invalidated or substantially altered;

7.1.7	if the enactment of the applicable law makes this Agreement illegal or prevents the Pledgor from continuing to perform its obligations hereunder;

7.1.8	if the adverse changes in the property owned by the Pledgor result in the view of the Pledgee that the ability of the Pledgor to fulfil its obligations hereunder has been affected;

7.1.9

if Party C or its successor or trustee may only partially perform or refuse to perform their payment obligations under the Business Cooperation Agreement or the Pledgor and/or Party C may only partially or refuse to pay off the Secured Indebtedness; and

7.1.10	in any other circumstance where the Pledgee is not able to or may not be able to exercise its rights on the Pledge.

7.2	The Pledgor and Party C shall promptly notify the Pledgee upon knowledge or discovery of any of the circumstances referred to in Article 7.1 or any event that may lead to the above.

7.3

The Pledgee may, at the time of or at any time after the occurrence of the breach, give a Default Notice to the Pledgor and exercise all its remedies rights and powers under the PRC Laws, the Transaction Agreements and this Agreement, including but not limited to:

(a)

requiring the Pledgor and/or Party C to pay immediately all outstanding amounts due and payable under the Business Cooperation Agreement, all arrears under the transaction agreement and all other amounts due and payable to the Pledgee, and/or to repay the loan; and/or

(b)

Disposing of the Pledge as provided for in Article 8 of this Agreement and/or otherwise disposing of the equity to the extent permitted by law (including but not limited to, discounting all or part of the equity, or giving priority to the repayment of the debt to the Pledgee with the amount from the auction or sale of the Equity).

The Pledgee has the right to choose to exercise any of the above rights on the basis of its independent judgment. In this case, the other parties hereto shall unconditionally agree to cooperate fully. The Pledgee is not responsible for any loss caused by its reasonable exercise of such rights and powers.

7.4

The Pledgee shall have the right to appoint its lawyer or any other agent in writing to exercise any and all of its rights and powers mentioned above, and neither the Pledgor nor Party C shall object to this.

7.5

The Pledgee shall have the right to choose to exercise at the same time or successively any remedy for breach of contract, and the Pledgee shall not have to exercise other relief for breach of contract before exercising the right to auction or sell equity under this Agreement.

8.	Exercise of Pledge

8.1	The Pledgee may give written notice to the Pledgor when exercising its Pledge.

8.2

When the Pledgee exercises the Pledge, the Pledgee shall, within the scope permitted and in accordance with applicable PRC Laws, have the right to dispose of the equity in accordance with law. All the payments received by the Pledgee in the exercise of its Pledge shall be dealt with in the following order:

(a)	paying all the costs incurred in relation to the disposition of the Equity and the exercise of the rights by the Pledgee (including payment of the attorney’s fee and the commission for the agent);

(b)	paying taxes due to the disposition of the equity; and

(c)	repaying the Secured Indebtedness to the Pledgee.

8.3

When the Pledgee disposes of the Pledge in accordance with this Agreement, the Pledgor and Party C shall provide the necessary assistance to enable the Pledgee to enforce the Pledge in accordance with this Agreement.

8.4

All actual expenses, taxes and fees and all legal expenses related to the establishment of equity pledge hereunder and the realization of the rights of the Pledgee shall be borne by Party C, except those to be borne by the Pledgee according to the PRC Laws; and the Pledgee shall have the right to deduct such expenses actually incurred in the exercise of its rights from the amount gained through exercise of its rights.

8.5

The amount of the Secured Indebtedness determined by the Pledgee in the exercise of its equity pledge in accordance with this Agreement shall be used as final evidence to determine the Secured Indebtedness hereunder.

9.	Transfer

9.1	The Pledgor shall not transfer or assign their rights and obligations hereunder without the prior written consent of the Pledgee.

9.2

The Pledgor and Party C agree that, subject to the PRC Laws, after the Pledgee has notified the Pledgor and Party C, the Pledgee may, in any way and on such terms and conditions as it deems appropriate, assign or transfer to any third party any right it may exercise under this Agreement, the Transaction Agreements and other security documents.

9.3

This Agreement shall be binding on the Pledgor and Party C and their respective successors and permitted transferees, if any, and shall be valid for the Pledgee and each of its successors and transferees.

9.4

At any time, if the Pledgee transfers any and all of its rights and obligations under the Transaction Agreements to any party it designates, the transferee shall have and assume the rights and obligations of the Pledgee hereunder as if it were a Party hereto. Where the Pledgee transfers the rights and obligations under the transaction agreement, at the request of the Pledgee, the Pledgor and/or Party C shall execute the relevant agreement or other documents relating to such transfer.

9.5

If the Pledgee changes as a result of the transfer of the Transaction Agreement and/or this Agreement, at the request of the Pledgee, the Pledgor and Party C shall sign a new Equity Pledge Agreement with the new Pledgee on the same terms and conditions as this Agreement and register the pledge accordingly.

9.6

The Pledgor shall strictly abide by this Agreement and any other contract signed jointly or separately by the Parties hereto or any of them, including the Transaction Agreements, perform its obligations under this Agreement and other contracts (including the Transaction Agreements), and refrain from acts/omissions that may affect their validity and enforceability. The Pledgor shall not exercise any of its remaining rights in respect of the Equity unless otherwise directed in writing by the Pledgee.

10.	Termination

At the expiration of the Pledge Term, this Agreement shall terminate and release the equity pledge hereunder, and the Pledgor and Party C shall record the cancellation of the equity pledge in the register of shareholders of Party C, and shall register the cancellation of the equity pledge with the relevant registry. The reasonable expenses arising from the release of equity pledge shall be borne by the Pledgor and Party C. Articles 12, 13 and 19.6 of this Agreement shall survive termination hereof.

11.	Service Charges and other Expenses

Party C shall bear all costs and actual expenses relating to this Agreement, including but not limited to attorney’s fees, certificate costs, stamp duties and any other taxes and expenses. If the applicable PRC Laws require the Pledgee to bear a number of related taxes and expenses, the Pledgor shall cause Party C to repay in full the taxes and expenses paid by the Pledgee.

12.	Liability for Confidentiality

The Parties acknowledge that any oral or written information they exchange in connection with this Agreement is confidential. The Pledgor and Party C shall keep all such information confidential and shall not disclose any relevant information to any third party without the written consent of Pledgee, other than the information: (a) known to the public (but not disclosed to the public by any recipient);(b) required to be disclosed by applicable law or by the rules or regulations of any stock exchange; or (c) required to be disclosed by the Pledgor and Party C to their legal or financial advisers, who shall be bound by a confidentiality obligation similar to the obligations in this Article, in respect of transactions as contemplated herein. The disclosure of any confidential information by the staff or agencies employed by the Pledgor and Party C shall be deemed to be the disclosure of such confidential information by such Party, which shall be liable for breach of this Agreement. This Article shall remain in force regardless of the invalidity or termination of this Agreement for any reason.

13.	Applicable Law and Dispute Settlement

13.1

The execution, effectiveness, interpretation, performance, modification and termination of this Agreement and the settlement of disputes hereunder shall be governed by the law of the People’s Republic of China.

13.2

Any dispute arising from the interpretation and performance hereof shall be first settled through friendly negotiation among the Parties. If the any Party fails to reach an agreement on the settlement of such dispute within thirty (30) days after any Party requests the other Parties to settle such dispute through negotiation, any Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules in force at that time. The arbitration shall be conducted in Beijing and the language of arbitration shall be Chinese. The arbitral award shall be final and binding on the Parties. The arbitral tribunal may rule on Party C’s equity interests, assets or property interests as the compensation or satisfaction to the pledgee for the losses caused by the breach of contract by other Parties hereto, rule on injunctive relief in respect of the relevant business or asset transfer, or order Party C to carry out bankruptcy liquidation. After the arbitral award comes into effect, any Party shall have the right to apply to the competent court for enforcement of the arbitral award. The court in Mainland China, Hong Kong, the Cayman Islands or any other court with competent jurisdiction (including the court at the place where Party C is incorporated and where Party C or the Pledgee’s main assets are located shall be deemed to have competent jurisdiction) shall have the right to enforce the award made by the arbitral tribunal, including but not limited to, restrictions on the operation of Party C’s business, restrictions on and/or disposition of Party C’s equity interests, assets or property interests (including but not limited to, applying the same as compensation), prohibition of assignment or disposition or other relevant reliefs in respect thereof, liquidation of Party C, and have the right to make a ruling or judgment during the waiting period for the constitution of the arbitral tribunal or in other appropriate circumstances to provide interim reliefs to the party initiating the arbitration, including but not limited to the ruling or judgment for the breaching party to immediately stop the breach or the ruling for the breaching party not to carry out acts that may lead to further expansion of the loss suffered by the Pledgee.

13.3

In the event of any dispute arising from the interpretation and performance of this Agreement or any dispute being arbitrated, the Parties hereto shall continue to exercise their respective rights hereunder and perform their respective obligations hereunder, except in the matter in dispute.

13.4

After the date of execution hereof, if at any time, as a result of the promulgation of or change in any PRC Laws, statutes or regulations, or as a result of the interpretation or application of such PRC Laws, statutes or regulations, the following agreements shall apply: to the extent permitted by the PRC Laws, (a) if the change in law or the newly promulgated provisions are more favorable to the Pledgee than the relevant PRC Laws, statutes and regulations in force on the date of execution hereof (while the other Parties are not seriously adversely affected), the Parties shall promptly apply for benefits arising from the change or new provisions and do their best to obtain the approval of such application; or (b) if the Pledgee’s economic interests under this Agreement are directly or indirectly adversely affected by the above legal changes or newly promulgated provisions, this Agreement shall continue to be performed in accordance with the original terms, and the parties shall use all legal means to waive compliance with such change or provisions. If the adverse effects on the Pledgee’s economic interests can not be resolved in accordance with this Agreement, the Parties shall promptly negotiate and make all necessary amendments to this Agreement in order to maintain the Pledgee’s economic interests hereunder.

14.	Force Majeure

14.1

“Force Majeure” means an event which is unforeseeable, unavoidable and insurmountable and which renders any partial or total default under this Agreement by one Party hereto. Such Force Majeure events include, but are not limited to, earthquakes, typhoons, floods, wars, strikes, riots, government actions, changes in legal provisions or the applicability of the legal provisions.

14.2

In event of a Force Majeure event, the obligation of one party to be affected by such event under this Agreement shall automatically be suspended during the delay caused by such event, and its performance shall be automatically extended for the period of suspension. The party shall not be punished or liable for this. In the event of force majeure, the Parties shall immediately negotiate a fair solution and make every reasonable effort to minimize the impact of force majeure.

15.	Notices

15.1

All notices and other correspondences required or permitted to be given under this Agreement shall be sent personally, by registered mail with postage prepaid, courier service, facsimile or e-mail to the address, fax number or e-mail of the other Party hereto as listed in Annex II hereto. An additional confirmation shall be sent by e-mail for each notice. Such notice shall be deemed to be duly served on:

(1)	If sent personally, by registered mail with postage prepaid, courier service, on the date of acceptance or refusal thereof at the recipient’s address specified for such notice;

(2)	If sent by fax, on the date of successful transmission (as evidenced by automatically generated confirmation of transmission);

(3)	If sent by e-mail, on the date of successful transmission.

15.2	Any Party may, in accordance with the terms of this Article, change its receiving address, fax and/or email address at any time by giving notice to other Parties hereto.

16.	Severability

If one or more of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any way under any applicable law or regulation, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired in any way. The Parties shall, through consultations in good faith, seek to replace such invalid, illegal or unenforceable provisions with valid provisions to the maximum extent permitted by law and expected by the Parties, and the economic effects of such valid provisions shall be as similar as those of such invalid, illegal or unenforceable provisions to the extent possible.

17.	Annex

The annexes to this Agreement shall constitute an integral part of this Agreement.

18.	Entry into force, Amendment, Modification, Supplementation and Counterparts

18.1

This Agreement shall take effect from the date when the Parties hereto sign hereonto, and the pledge of the Equity hereunder shall take effect from the date of completion of the relevant registration procedures by the Registry.

18.2	Any amendment, modification and supplement in respect of this Agreement shall be made in writing and shall take effect upon signature or seal by the Parties.

18.3

Where the stock exchange or other regulatory agency of Hong Kong or NASDAQ of the United States proposes any amendment to this Agreement, or in case of any change in the listing rules or related requirements of Hong Kong or NASDAQ of the United States in relation to this Agreement, the Parties hereto shall amend this Agreement accordingly.

18.4

This Agreement is made in [Number of Counterparts] counterparts. The Pledgor and the Pledgee holds one (1) counterpart respectively, and Party C shall hold two (2) counterparts. Each counterpart shall have the same legal effect.

19.	Miscellaneous

19.1	This Agreement shall be binding on and shall be valid for the respective successors of the Parties and the permitted transferees of such Parties.

19.2

Any Party hereto may waive the rights such Party is entitled to under this Agreement, provided that such waiver by the Pledgor and Party C must be in writing and signed by Pledgee. No waiver by any Party in respect of a breach by the other Parties in certain circumstances shall be deemed as a waiver of any similar breach in other circumstances.

19.3	The headings of this Agreement are for ease of reading only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions hereof.

19.4

The Parties agree to execute in a timely manner documents or take further actions that are reasonably required for the implementation of the provisions and purposes of this Agreement or beneficial to such purposes.

19.5

Without prejudice to the Transaction Agreements and other provisions hereof, if at any time, as a result of the promulgation or change of any PRC Laws, or as a result of any change in the interpretation or application of such PRC Laws, or as a result of change in the relevant registration procedures, the Pledgee considers it unlawful or contrary to such PRC Laws to maintain the entry into force of this Agreement, maintain the validity of the Pledge hereunder and/or dispose of the Equity in the manner provided for herein, the Pledgor and Party C shall immediately take any action, and/or sign any agreement or any other document, in accordance with the written instructions of the Pledgee and the reasonable request of the Pledgee, in order to:(a) maintain the validity of the Pledge hereunder and this Agreement; (b) facilitate the disposition of the Equity in the manner as specified in this Agreement; and/or (c) maintain or realize the security established or intended to be established by this Agreement.

19.6

This Agreement is a legal document independent of the Transaction Agreements and other security documents. The invalidity of the Transaction Agreements or other security documents shall not affect the rights and obligations of the Parties hereunder. If the Transaction Agreements or other security documents are declared null and void and the Pledgor still has outstanding Contractual Obligations and/or still owes the Secured Indebtedness to the Pledgee, the Equity under this Agreement shall remain as a pledge security of the Contractual Obligations and Secured Indebtedness until the Pledgor pays off all the Secured Indebtedness and performs all Contractual Obligations.

19.7

[Except written amendments, supplementations or modifications made after the execution hereof, this Agreement shall constitute the entire agreement between the Parties hereto in respect of the subject matter hereunder and shall supersede all prior oral and written consultations, representations and contracts in respect of the subject matter hereunder.]*

(The remainder of this page is intentionally left blank)

Note:

*	The content in bracket is only in the equity pledge agreements among Hode Shanghai Limited and each shareholder of Shanghai Hode Information Technology Co., Ltd.

[This page has no text and is the signature page of the Equity Pledge Agreement]

IN WITNESS WHEREOF, the parties have caused this Equity Pledge Agreement to be executed as of the date and place set forth at the beginning hereof.

Party A:                [Name of WFOE]

By:	/s/
Name:
Title:

Party B:                [Name of VIE Shareholder]

By:	/s/

Party C:                [Name of VIE]

By:	/s/
Name:
Title:

Signature page to Equity Pledge Agreement

List of Annex

Annex I	Register of Shareholders
Annex II	Contact Details of Parties

Annex to Equity Pledge Agreement

Schedule of Material Differences

One or more persons entered into equity pledge agreement with PRC subsidiaries of the Registrant using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Execution Date	Name of WFOE	Name of Variable Interest Entity (the “VIE”)	Registered Capital of VIE	Name of VIE Shareholder(s)	% of Shareholder’s Equity Interests in the VIE	Execution Date of the Original Transaction Agreements	Execution Date of the Original Pledge Agreements	Number of Counterparts
1.	August 24, 2021	Hode Shanghai Limited	Shanghai Kuanyu Digital Technology Co., Ltd.	RMB500,000,000	Chen Rui	100%	April 24, 2019	December 23, 2020	four (4)

2.	December 23, 2020	Hode Shanghai Limited	Shanghai Hode Information Technology Co., Ltd.	RMB10,993,539	Xu Yi	44.3080%	October 10, 2017	October 10, 2017	six (6)

					Chen Rui	52.3030%

					Li Ni	3.3890%

3.	September 30, 2020	Chaodian (Shanghai) Technology Co., Ltd.	Shanghai Chaodian Culture Communication Co., Ltd.	RMB3,456,431	Chen Rui	31.1742%	December 31, 2019	December 31, 2019	seven (7)
					Xu Yi	9.4990%
					Li Ni	6.8073%
					Chai Xujun	5.1055%